EXHIBIT 21
SUBSIDIARIES OF REGISTRANT
Per item 601(b)(21)(ii) of Regulation S-K, names of particular subsidiaries may be omitted if the unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of October 31, 2023. Significant subsidiaries are defined in Rule 1-02(w) of Regulation S-X.

Name of Subsidiary	Incorporated or Organized Under Laws of
United States:
American Flange & Manufacturing Co. Inc.	Delaware
Caraustar Industrial and Consumer Products Group, Inc.	Delaware
Caraustar Recovered Fiber Group, Inc.	Delaware
ColePak, LLC	Delaware
Container Life Cycle Management LLC	Delaware
Greif Packaging LLC	Delaware
Soterra LLC	Delaware
Lee Container, LLC	Georgia
Lee Container Iowa, LLC	Iowa
Delta Petroleum Company, Inc.	Louisiana
Centurion Container LLC	New Jersey
The Newark Group, Inc.	New Jersey
Box-Board Products, Inc.	North Carolina
Caraustar Mill Group, Inc.	Ohio

International:
Greif Algeria Spa	Algeria
Greif Argentina S.A.	Argentina
Greif Belgium BV	Belgium
Greif Embalagens Industriais do Brasil Ltda.	Brazil
Caraustar Industrial Canada, Inc.	Canada
Greif Bros. Canada Inc.	Canada
Greif Embalajes Industriales S.p.A.	Chile
Greif (Huizhou) Packaging Co., Ltd.	China
Greif (Shanghai) Packaging Co., Ltd.	China
Greif (Taicang) Packaging Co., Ltd.	China
Greif (Tianjin) Packaging Co., Ltd.	China
Greif Czech Republic s.r.o	Czech Republic
Greif France SAS	France
Greif Packaging Germany GmbH	Germany
Greif Packaging Plastics Germany GmbH	Germany
Greif Italy S.r.L.	Italy
Greif Malaysia Sdn. Bhd.	Malaysia
Greif Mexico, S.A. de C.V.	Mexico
Greif Netherland B.V.	Netherlands
Greif Tholu B.V.	Netherlands
Greif Poland Sp. z o.o.	Poland
Greif Portugal, Lda.	Portugal

Greif Saudi Arabia Ltd.	Saudi Arabia
Greif Eastern Packaging Pte. Ltd.	Singapore
Greif South Africa (Pty) Ltd.	South Africa
Greif Packaging Spain S.L.	Spain
Greif Sweden AB	Sweden
Greif Mimaysan Ambalaj Sanayi A.S.	Turkey
Greif UK Ltd	United Kingdom